Exhibit 10.1
Zimmer Holdings, Inc.
2006 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD GRANTED TO
AWARD RECIPIENT: ☐
RESTRICTED STOCK UNIT AWARD SHARES: ☐
AWARD DATE: ☐
Compensation and Management Development Committee:
Gentlemen:
     You have advised me that I have been granted the above restricted stock unit (“RSU”) award subject to the terms, restrictions and conditions set forth in this agreement, including the provision that receipt of the shares of the stock award is contingent upon my remaining in the continuous employ of Zimmer Holdings, Inc. or a subsidiary for a period of two years from the Award Date. I understand that some or all of such RSUs may be forfeited if I leave the Company prior to that time, and it is expected that I will retain the stock I receive upon the lapse of the restrictions consistent with the Company’s retention guidelines in effect at the time the restrictions lapse.
     My signature below indicates my agreement to all the terms, restrictions and conditions herein set forth.

Date	Signature
ZIMMER HOLDINGS, INC.
2006 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD
     1. RSU AWARD
     Under the terms of the Zimmer Holdings, Inc. 2006 Stock Incentive Plan (the “Plan”), the Compensation and Management Development Committee of the Board of Directors of Zimmer Holdings, Inc. (the “Committee”) has granted to the Award Recipient on the Award Date an award of RSUs over Zimmer Holdings, Inc. Common Stock, par value $0.01 per share (“Common Stock”), as designated herein subject to the terms, conditions, and restrictions set forth in this agreement (this “RSU Award”). The purposes of such RSU Award are to motivate and retain the Award Recipient as an employee of Zimmer Holdings, Inc. (the “Company”) or a subsidiary of the Company, to encourage the Award Recipient to continue to give best efforts for the Company’s future success, and to further the opportunity for stock ownership by the Award Recipient in order to increase the Award Recipient’s proprietary interest in the Company. Each RSU represents an unfunded, unsecured promise by the Company to deliver one share of Common Stock, subject to certain restrictions and the terms and conditions contained in this agreement. Except as may be required by law, the Award Recipient is not required to make any payment (other than payments for taxes pursuant to Section 7 hereof) or provide any consideration other than the rendering of future services to the Company or a subsidiary of the Company.

     2. NO SHAREHOLDER RIGHTS
     The grant of RSUs does not entitle the Award Recipient to any rights of a shareholder of Common Stock, including dividends or voting rights. The rights of the Award Recipient with respect to an RSU shall remain forfeitable at all times prior to the lapse of the Restriction Period for that RSU, as defined in Section 4 below.
     3. TRANSFER RESTRICTIONS
     Neither the RSUs nor any interest therein may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company.
     4. RESTRICTIONS AND FORFEITURES
     Except as otherwise provided in this Section 4, an RSU granted in this RSU Award shall be subject to the restrictions and conditions set forth herein during the period from the Award Date until such RSU becomes vested and nonforfeitable (the “Restriction Period”).
     (a) Except as otherwise set forth in this Section 4, 50% of the RSUs granted in this RSU Award shall become vested and nonforfeitable on the first anniversary of the Award Date provided the Award Recipient has been continuously employed by the Company or a subsidiary of the Company since the Award Date; and the final 50% of the RSUs granted in this RSU Award shall become vested and nonforfeitable on the second anniversary of the Award Date provided the Award Recipient has been continuously employed by the Company or a subsidiary of the Company since the Award Date.
     (b) Except as set forth in the following sentence, if the Award Recipient terminates employment with the Company or a subsidiary for any reason before all of the RSUs have become vested, the RSUs that are not already vested as of the termination date shall be forfeited. In the event of special circumstances as determined by the Committee, the Committee may, in its sole discretion where it finds that a waiver would be in the best interests of the Company, waive any restrictions then remaining with respect to all or part of this RSU Award and accelerate the vesting with regard to such RSU Award or part thereof.
     (c) In the event that the Award Recipient fails promptly to pay or make satisfactory arrangements as to the Withholding Tax Obligation as provided in Section 7, all unvested RSUs shall be forfeited by the Award Recipient.

     (d) (i) A transfer of an Award Recipient’s employment from the Company to a subsidiary, or vice versa, or from one subsidiary to another, (ii) a leave of absence, duly authorized in writing by the Company, for military service or sickness or for any other purpose approved by the Company if the period of such leave does not exceed ninety (90) days, and (iii) a leave of absence in excess of ninety (90) days, duly authorized in writing, by the Company, provided the Award Recipient’s right to reemployment is guaranteed either by a statute or by contract, shall not be deemed a termination of employment. However, failure of the Award Recipient to return to the employ of the Company at the end of an approved leave of absence shall be deemed a termination. During a leave of absence as defined in (ii) or (iii), the Award Recipient will be considered to have been continuously employed by the Company.
     (e) (i) The Award Recipient agrees that, during the Restriction Period and for the Non-Competition Period set forth below, except with the prior written consent of the Company, the Award Recipient shall not in any way, directly or indirectly, own, manage, operate, control, accept employment or a consulting position with or otherwise advise or assist or be actively connected with or have any financial interest in, directly or indirectly, any enterprise which engages in, or otherwise carries on, any business activity in competition with the business of the Company in any geographic area (including, without limitation, the United States and each county in the State of California in which the Company from time to time sells or offers its products for sale) in which it engages in such business. The Award Recipient recognizes that the Company’s business is worldwide in scope in that it directly advertises and solicits business from customers wherever they may be found. Wherever “Company” is used in this sub-section (e), it shall include all subsidiaries and affiliates of the Company. The Award Recipient further agrees that during the periods referenced above the Award Recipient shall not take any action which might divert from the Company or any of its affiliates, successors or assigns any opportunity which would be within the scope of its or their respective present or future operations or business. It is understood that ownership of not more than one percent (1%) of the equity securities of a public company shall in no way be prohibited pursuant to the foregoing provisions.
          (ii) For purposes of this sub-section (e), the Non-Competition Period shall be a period of one year commencing on the date of the Award Recipient’s termination of employment for any reason.
     5. ISSUANCE OF SHARES
     The stock certificate(s), if any, evidencing the shares issued upon vesting of RSUs shall be registered on the Company’s books in the name of the Award Recipient within 60 days after the lapse of the Restriction Period for those RSUs.
     The Company shall not be required to issue or deliver any certificate or certificates for shares of its Common Stock upon the end of the Restriction Period prior to (i) the admission of such shares to listing on any stock exchange on which the stock may then be listed, (ii) the completion of any registration or other qualification of such shares under any state or federal law or rulings or regulations of any governmental regulatory body, or (iii) the obtaining of any consent or approval or other clearance from any governmental agency, which the Company shall, in its sole discretion, determine to be necessary or advisable.
     6. DEATH OF AWARD RECIPIENT
     In the event of the Award Recipient’s death prior to the delivery of shares issuable pursuant to vested RSUs, such shares shall be delivered to the Award Recipient’s estate, upon presentation to the Committee of letters testamentary or other documentation satisfactory to the Committee.
     7. TAXES
     At such time as the Company is required to withhold taxes with respect to this RSU Award, or at an earlier date as determined by the Company, the Award Recipient shall make remittance to the Company of an amount sufficient to cover the Company’s withholding obligation, if any, with respect to federal, state or local income or FICA or earnings tax or any other applicable tax assessment (plus interest or penalties thereon, if any, caused by a delay in making such payment) incurred with respect to such RSU Award (the “Withholding Tax Obligation”). The Company and its subsidiaries shall, to the extent permitted by law, have the right to deduct such Withholding Tax Obligation from any payment or distribution of any kind otherwise payable or distributable to the Award Recipient, including Common Stock subject to this RSU Award; provided, in the case of Common Stock, that the market value of the shares withheld may not exceed the Company’s minimum required Withholding Tax Obligation with respect to this RSU Award.

     8. CHANGES IN CAPITALIZATION
     If prior to the expiration of the Restriction Period changes occur in the outstanding Common Stock by reason of stock dividends, recapitalization, mergers, consolidations, stock splits, combinations or exchanges of shares and the like, the number and class of shares subject to this RSU Award shall be appropriately adjusted by the Committee, whose determination shall be conclusive. If as a result of any adjustment under this paragraph any Award Recipient should become entitled to a fractional share of stock, the Award Recipient shall have the right only to the adjusted number of full shares and no payment or other adjustment will be made with respect to the fractional share so disregarded.
     9. NOTICE
     Until the Award Recipient is advised otherwise by the Committee, all notices and other correspondence with respect to this RSU Award will be effective upon receipt at the following address:
Compensation and Management Development Committee of the Board of Directors of Zimmer Holdings, Inc.
Zimmer Holdings, Inc.
345 East Main Street
Post Office Box 708
Warsaw, Indiana 46581-0708
     10. NO ADDITIONAL RIGHTS
     Except as explicitly provided in this agreement, this agreement will not confer any rights upon the Award Recipient, including any right with respect to continuation of employment by the Company or any of its subsidiaries or any right to future awards under the Plan. In no event shall the value, at any time, of this agreement, the Common Stock covered by this agreement or any other benefit provided under this agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of the Company or its subsidiaries unless otherwise specifically provided for in such plan.
     11. BREACH OF RESTRICTIVE COVENANTS
     The Award Recipient understands and agrees that if he or she violates the covenant not to compete contained in Section 4(e) of this agreement or any other restrictive covenant in favor of the Company that he or she is a party to, the Committee may require the Award Recipient to forfeit his or her right to any unvested portion of the RSU Award and, to the extent that any portion of the RSU Award has previously vested, the Committee may require the Award Recipient to return to the Company the shares covered by the RSU Award or any cash proceeds received by the Award Recipient upon the sale of such shares.
     12. CONSENT TO ELECTRONIC DELIVERY
     The Company may, in its sole discretion, decide to deliver any documents related to the RSU Award granted under and participation in the Plan or future stock awards that may be granted under the Plan by electronic means or to request the Award Recipient’s consent to participate in the Plan by electronic means. The Award Recipient hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
     13. CODE SECTION 409A COMPLIANCE
     To the extent applicable, it is intended that the Plan and this agreement comply with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. The RSUs granted in this RSU Award are intended to be short-term deferrals exempt from Code Section 409A, but in the event that any portion of this RSU Award constitutes deferred compensation within the meaning of Code Section 409A, then the issuance of Common Stock covered by an RSU award shall conform to the Code Section 409A standards, including, without limitation, the requirement that no payment on account of separation from service will be made to any specified employee (within the meaning of Code Section 409A) until six months after the separation from service occurs, and the requirement that no payment will be made on account of any disability condition unless that condition constitutes a disability within the meaning of Code Section 409A. Any provision of the Plan or this agreement that would cause this RSU Award to fail to satisfy any applicable requirement of Code Section 409A shall have no force or effect until amended to comply with Code Section 409A, which amendment may be retroactive to the extent permitted by Code Section 409A.

     14. CONSTRUCTION AND INTERPRETATION
     The Board of Directors of the Company (the “Board”) and the Committee shall have full authority and discretion, subject only to the express terms of the Plan, to decide all matters relating to the administration and interpretation of the Plan and this agreement and all such Board and Committee determinations shall be final, conclusive, and binding upon the Award Recipient and all interested parties. The terms and conditions set forth in this agreement are subject in all respects to the terms and conditions of the Plan, as amended from time to time, which shall be controlling. This agreement contains the entire understanding of the parties and may not be modified or amended except in writing duly signed by the parties. The waiver of, or failure to enforce, any provision of this agreement or the Plan by the Company will not constitute a waiver by the Company of the same provision or right at any other time or a waiver of any other provision or right. The various provisions of this agreement are severable and any determination of invalidity or unenforceability of any provision shall have no effect on the remaining provisions. This agreement will be binding upon and inure to the benefit of the successors, assigns, and heirs of the respective parties. The validity and construction of this agreement shall be governed by the laws of the State of Indiana.
     15. SEVERABILITY
     In the event any provision of this agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this agreement, and this agreement shall be construed and enforced as if such illegal or invalid provision had not been included.
ZIMMER HOLDINGS, INC.
By

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